Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners, LP Announces $455 Million Accretive Acquisition

HIGHLIGHTS

•	Expected to be immediately accretive to distributable cash flow per unit, with estimated acceleration of accretion in 2024 and 2025
•	Targeted oil and gas mineral and royalty interests located in core positions of the Permian and Mid-Con basins, with over 4,000 gross producing wells on over 1 million gross acres
•	Permian represents approximately 64% of reserve value, with approximately 36% in Mid-Continent[1]
•	Anticipated NTM average production of approximately 4,765 Boe per day (33% oil, 41% natural gas, 26% NGL), generating an estimated $64.3 million of cash flow at strip pricing as of July 26, 2023 (reflects transaction multiple of approximately 7.1x)[2]
•	Expected to increase daily production by over 26% and expected to decrease cash G&A per Boe by approximately 20%[3]
•	Following the transaction, Kimbell expects to maintain a peer-leading five-year decline rate of approximately 14%
•	Expected to add 2.56 net DUCs and net permitted locations (“net wells”), an approximate 37% increase in Kimbell’s current major net well line of site inventory
•	Following the transaction, Kimbell expects net wells needed to maintain flat production to modestly increase from 4.9 net wells to 5.8 net wells
•	In addition to net wells, the Seller portfolio is expected to add an estimated 16.63 net upside locations, increasing Kimbell’s major undrilled inventory by approximately 25%
•	Builds upon existing Permian Basin position, which remains Kimbell’s leading basin in terms of production, active rig count, DUCs, permits and undrilled inventory
•	Maintains conservative balance sheet metrics with expected pro forma net leverage[4] of approximately 1.0x following transaction close

FORT WORTH, Texas, August 2, 2023 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and gas mineral and royalty interests in approximately 16 million gross acres in 28 states, today announced that it has agreed to acquire mineral and royalty interests (the “acquired assets”) held by a private seller (“Seller”) in a cash transaction valued at approximately $455 million, subject to purchase price adjustments and other customary closing adjustments (the “Acquisition”). Kimbell intends to fund the purchase price through a private placement of 6.00% Series A Cumulative Convertible Preferred Units (“Preferred Units”) to fund managed by affiliates of Apollo (NYSE: APO) (“Apollo”) and borrowings under the Company’s $400 million revolving credit facility. The final mix of funding will be determined at closing.

1 Reflects total proved reserves as of June 1, 2023.

2 Illustrative cash flow multiple based on expected Q3’23 through Q2’24 acquired assets production and average realized cash margin of $36.86 / Boe. Net realized crude oil, natural gas and NGL prices to calculate cash margin $76.61, $2.89 and $28.40, respectively.

3 Based on estimated 2024 average run-rate daily production of acquired assets of 5,049 Boe/d, and mid-point of Kimbell management’s 2023 run-rate average daily production and cash G&A per boe guidance (released on 5/18/23).

4 Net leverage defined as net debt / LTM EBITDA.

Kimbell Royalty Partners, LP – News Release

Kimbell estimates that, as of June 1, 2023, the acquired assets produce approximately 4,840 Boe/d (1,619 Bbl/d of oil, 1,227 Bbl/d of NGLs, and 11,964 Mcf/d of natural gas) (6:1).5 For the full year 2024, Kimbell estimates that the acquired assets will produce approximately 5,049 Boe/d (1,682 Bbl/d of oil, 1,312 Bbl/d of NGLs, and 12,327 Mcf/d of natural gas) (6:1). The Seller’s acreage is located in the Permian Basin and Mid-Continent, with high interest locations concentrated in the Delaware Basin (49%), Midland Basin (10%) and Mid-Continent (41%). The Board of Directors of Kimbell’s general partner and the governing body of the Seller have each approved the Acquisition, which is expected to close in the third quarter of 2023, subject to customary closing conditions. The effective date of the Acquisition is expected to be June 1, 2023.

Bob Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner, said, “the Acquisition represents the largest transaction in company history, and is expected to significantly enhance Kimbell’s positions in the best-performing, highest-growth oil and gas basins in the Lower 48. The targeted portfolio of mineral and royalty interests complements our disciplined approach to M&A, combining excellent reservoir quality, near-term cash flow and long-term production growth. We expect the Acquisition to be immediately accretive to distributable cash flow per unit, with accelerated accretion anticipated in future years, and look forward to continuing our role as a major consolidator in the oil and natural gas royalty sector. Thanks to the Kimbell team, and our advisors, for their remarkable work on this transaction.”

Asset Highlights: Large scale mineral footprint is located in core Delaware, Midland and Mid-Continent and features attractive current production, significant drilling activity amongst top producers and high quality drilling inventory

•	Compelling growth profile of the acquired assets is supported by strong rig activity and healthy total inventory of 279 gross / 1.18 net DUCs and 166 gross / 1.38 net permitted locations

✓	24 rigs actively drilling on Seller acreage as of June 30, 2023

✓	Expected to increase Kimbell’s total net DUC / net permitted location inventory by 37% to a total of 9.41 net wells

✓	Estimated 2,567 gross / 16.63 net upside locations expected to increase Kimbell’s major drilling inventory by 25%

✓	Expected to balance Kimbell’s commodity mix, with estimated combined NTM production composed of approximately 50% from liquids (6:1) (33% from oil and 17% from NGLs) and 50% from natural gas

5 Shown on 6:1 basis. Based on estimated Q3 2023 run-rate average daily production for the acquired assets as of June 1, 2023, the effective date of the transaction.

Kimbell Royalty Partners, LP – News Release

•	Permian acreage: 13,477 Net Royalty Acres (normalized to 1/8th) is headlined by premier Northern Delaware acreage concentrated in Loving County and overlaying premium stacked-pay reservoir quality

✓	1,613 gross producing wells in Delaware and Midland basins with current net production of 2,362 Boe/d (72% liquids, 28% gas)[6]

✓	Largely undeveloped Delaware asset (57% undeveloped) in the basin’s core area, featuring 497 identified remaining inventory locations with an attractive 1.4% Net Revenue Interest that enables potential for prominent growth profile for production and cash flow

✓	Core Midland position includes 920 remaining inventory locations, with over 40% of Net Royalty Acres in the high quality and the most active Midland Basin counties: Martin and Midland

✓	300 gross / 1.44 net DUCs and net permitted locations reflects an approximate 39% increase in Kimbell’s net well inventory in the Permian Basin

✓	11 rigs actively drilling on Seller’s Permian acreage as of June 30, 2023, offering exposure to well-capitalized, experienced operators including EOG, Oxy, ConocoPhillips in the Delaware basin, and Pioneer, Endeavor and SM Energy in the Midland basin

•	Midcontinent acreage: Expansive 36,181 Net Royalty Acre footprint dovetails with existing Kimbell acreage to create significant scale in the SCOOP/STACK

✓	2,434 gross producing wells in SCOOP/STACK with current net production of 2,478 Boe/d (46% liquids, 54% gas)[7]

✓	145 gross / 1.11 net DUCs and net permitted locations reflects an approximate 450% increase in Kimbell’s net Permit and DUC inventory in the Mid-Continent

✓	13 rigs actively drilling on Mid-Continent acreage reflects approximately 40% market share of entire SCOOP/STACK rig fleet as of June 30, 2023

✓	1,150 gross / 6.85 net undrilled inventory increases Kimbell’s Mid-Continent upside locations by approximately 110%

✓	Limited concentration risk with ownership in over 650 DSUs and exposure to top-tier SCOOP/STACK operators such as Continental, Devon, Marathon, Citizen and others

Kimbell Continues Its Role as a Leading Consolidator in the U.S. Oil and Gas Royalty Sector

Assuming the Acquisition is consummated as described in this news release, Kimbell is expected to have over 17 million gross acres, 129,000 gross wells and a total of 100 active rigs on its properties, which represents approximately 15%8 of the total active land rigs drilling in the continental United States. In addition, over 97% of all rigs in the continental United States are located in counties where Kimbell is expected to hold mineral interest positions following the consummation of the Acquisition.

6 Shown on 6:1 basis. Based on estimated Q3 2023 run-rate production for the Permian acquired assets as of June 1, 2023.

7 Shown on 6:1 basis. Based on estimated Q3 2023 run-rate production for the Mid-Continent acquired assets as of June 1, 2023.

8 Based on Kimbell rig count of 90, Longpoint rig count of 24 (14 of which overlap with existing rigs on Kimbell’s acreage) and Baker Hughes U.S. land rig count of 653 as of June 30, 2023.

Kimbell Royalty Partners, LP – News Release

Advisors

Citigroup and Truist Securities served as co-financial advisors and White & Case LLP and Kelly Hart & Hallman LLP acted as legal counsel to Kimbell. RBC Capital Markets served as exclusive financial advisor and Bracewell LLP served as legal advisor to Seller.

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 16 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 125,000 gross wells with over 48,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements, which include statements regarding the anticipated benefits of the Acquisition, the expected timing of the closing of the Acquisition, and reserves, production and other operational data with respect to the Acquisition, involve risks and uncertainties, including risks that the anticipated benefits of the Acquisition are not realized; risks relating to Kimbell’s integration of the Acquisition assets; risks relating to the possibility that the Acquisition does not close when expected or at all because any conditions to the closing are not satisfied on a timely basis or at all; and risks relating to Kimbell’s business and prospects for growth and acquisitions. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”).  These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Acquisition; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Kimbell Royalty Partners, LP – News Release

Contact:

Rick Black
Dennard Lascar Investor Relations
krp@dennardlascar.com
(713) 529-6600